                                       EXHIBIT 10.4. 7

                                 AMENDMENT NO. 6

                                       TO

                                 SUPPLY AGREEMENT

                                     BETWEEN

                         DOBSON COMMUNICATIONS CORPORATION

                                       AND

                               NORTEL NETWORKS INC.,

                           (f/k/a NORTHERN TELECOM INC.)

This amendment is made effective as of the date last signed ("Effective Date No. 6") by and between Dobson Communications Corporation, an Oklahoma corporation, with offices at 13439 North Broadway Extension, Suite 200, Oklahoma City, Oklahoma 73114 (hereinafter referred to as "Buyer") and Nortel Networks Inc., (f/k/a "Northern Telecom Inc.") a Delaware corporation with offices at 2350 Lakeside Blvd., Richardson, Texas 75082 (hereinafter referred to as "Seller").

WHEREAS, Buyer and Seller entered into a Supply Agreement as of December 6, 1995, as amended ("Agreement"); and,

WHEREAS, Buyer and Seller now wish to further amend the Agreement to include, among other things, an increase in Buyer's purchase commitment, increased discounts from Seller, assurance of Seller's presence in future
Seller-equipped markets and provide Seller with a last-bid opportunity, all as further described herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Buyer and Seller agree to amend the Agreement as follows:

    1. Replace all references to "Northern Telecom Inc." in the Agreement, and its amendments, with "Nortel Networks Inc."

    2. Increase the Buyer's purchase commitment by amending the last sentence of Article 4 ("Price") (as amended in Section 3 of Amendment No. 5), changing the dollar amount of "$120 million" to "two hundred fifteen million dollars ($215,000,000), of which approximately $78,000,000 has been purchased against the cumulative commitment prior to this Amendment No. 6."

    3.  Amend Annex 1A "Extended Term Equipment and Services Pricing"
        (Schedule A to Amendment No. 2, as last amended in Amendment No. 5), as follows:

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        (a)  by deleting the amount "$5.00" and replacing it with "$4.00" in
             Section 4.1

        (b) by deleting the amount "$3,990" and replacing it with "$3,325", and adding the words "for either 800 MHz or 1900 MHz radios.", at the end of the sentence.

    4.  Amend the subsections of Section 5.2 of Annex 1A, as follows:

        (a)  Add the following language to the beginning of Subsection 5.2.1:
             "Subject to changes to Subsection 5.2.1(a), below,"

        (b) Change the level of "Discount off Seller's then-current List Price" of the following items in Subsection 5.2.1(a), as indicated below, effective as of the effective date of this Amendment No. 6:

             Description           Discount off Seller's then-current List Price
             -----------           ---------------------------------------------
             Switch/TDMA Hardware                       65%
             Cell Site Hardware
             (exclusive of
             radios/amplifiers)                         65%
             (Note:  This discount level applies to either 800 MHz or 1900MHz Equipment.)

    5.  Add new Section 8.0 to Annex 1A, as follows:

        "8.0 NORTEL NETWORKS EQUIPMENT IN NEWLY ACQUIRED MARKETS

        In the event Buyer acquires markets in the future that contain current MTX-Software based Seller's equipment, Buyer agrees that if it replaces such equipment, it will do so with Nortel Networks' Equipment, only"

    6.  Add new Section 9.0 to Annex 1A, as follows:

        "9.0 LAST BID OPPORTUNITY

        Subject to Section 9.1 below, and in the event Section 8.0 is not applicable, in each and every case in which Buyer request Seller and one or more other wireless infrastructure equipment vendors to provide a bid or offer to sell with respect to Buyer's purchase of wireless equipment, Buyer shall give Seller an opportunity to provide a last bid or offer to sell such equipment after all other vendors have made their bid(s) or offer(s) ("Last Bid"). Such Last Bid may be Seller's first opportunity to bid or offer, or may be a bid or offer by Seller subsequent to its first bid or offer.

        At such time as no further bids or offers are being accepted by Buyer from vendors other than Seller, Buyer shall notify Seller in writing, with written receipt from Seller, that Seller may make its Last Bid. Within twenty-four (24) hours after Seller's receipt of Last Bid notice from Buyer, Seller shall either provide its Last Bid or provide Buyer with written notice declining to make a Last Bid.

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        Should Seller fail to respond to Buyer within twenty-four (24) hours after notice of Last Bid, Buyer may deem that Seller has declined to offer such Last Bid.

        9.1 Buyer shall not be required to solicit any bid or offer from Seller for the sale of wireless infrastructure equipment, nor shall Buyer be required to accept a Last Bid as the winning bid or offer."

    7. Amend Article I, Section 1.21 "Extended Term", (as amended by Amendment No. 5), by deleting the words "ending December 31, 2002", and replacing them with "ending three (3) years from the effective date of this Amendment No. 6."

    8.  Amend Article 2, Scope, by adding the following Section 2.2:

        "2.2 Buyer and Seller acknowledge and agree that Buyer's purchase commitment may be fulfilled by purchases for the use of either
              (i) Buyer, and its majority owned subsidiaries, as such are made known to Seller in writing, with Buyer irrevocably accepting responsibility for the performance of such subsidiaries, or
              (ii) American Cellular Corporation ("ACC") and its majority owned subsidiaries, as such are made known to Seller in writing, with Buyer irrevocably accepting responsibility for the performance of such subsidiaries, so long as Buyer or one of its majority owned subsidiaries is the manager of ACC. In the event that Buyer, or one of its such majority owned subsidiaries no longer is the manager of ACC, and there remains an unfulfilled purchase commitment under the Agreement, Buyer and Seller agree to assign and allocate up to thirty three percent (33%) of the unfulfilled commitment to ACC upon a new agreement between Seller and ACC being entered into with substantially similar terms as then in effect between Buyer and Seller, and upon ACC's written acceptance of such assignment, to reduce Buyer's remaining commitment by such assigned amount. A current listing of Buyer's majority owned subsidiaries is provided at Attachment B, which may be amended, as necessary, upon receipt of written notification by Buyer."

    9.  Amend Article 2, Scope, by adding the following Section 2.3:

        "2.3A Purchase Order submitted by a subsidiary of Buyer, as listed in Schedule B to this Amendment No. 6, pursuant to the terms and conditions of this Agreement, and which Seller has accepted, constitutes a Contract between the subsidiary ordering and Seller. As used herein, "Contract" shall mean an agreement for the supply of Equipment and/or Services between (i) any such subsidiary of Buyer and (ii) Seller, which comes into effect by the acceptance of a Purchase Order pursuant to the provisions of this Agreement, and which Contract shall be governed solely by the terms and conditions of this Agreement; and each reference to "Buyer" in this Agreement shall for such Contract mean the ordering subsidiary. Buyer absolutely, irrevocably and unconditionally guarantees the performance of every Buyer subsidiary issuing Purchase Orders and/or otherwise acting

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               under this Agreement and any Contract created thereby.  Buyer hereby expressly waives any other diligence, protest or notice as well as any requirement that Seller exhaust any remedy or right against such Buyer subsidiary."

    10. Amend Annex 1A, "Extended Term Equipment and Services Pricing" of Schedule A to Amendment No. 2, by adding the "Combined 1900 MHz and 800 MHz Pricing for OK-4 and OK-6 Markets" as Schedule A to this Amendment No. 6.

    11. Amend Schedule A to Amendment No. 5, Section 7.3, "Co-operative Marketing Funds" as follows:

        Delete Section 7.3 in its entirety and replace it with:

        "7.3  CO-OPERATIVE MARKING FUNDS

        7.3.1 For the purposes of this Section 7.3 only, beginning on Effective Date No. 6, during each period as shown below, and in consideration of the provision of co-operative marketing funds by Seller ("Co-op Funds"), as hereinafter described, Buyer agrees to submit Purchase Orders to Seller for Equipment for a minimum of $40 million dollars in net Prices as set forth in Amendment No. 5 for each calendar year, beginning on Effective Date No. 6. Seller will submit Co-op Fund payments based on the following schedule:

              Period 1:                               Co-Op Funds Available
                                                      ---------------------
                Payment #1:  (January 15, 2001)               $1.5M
                Payment #2:  (April 15, 2001)                 $1.5M
              Period 2:
                Payment #3:  (January 15, 2002)               $1.5M
                Payment #4:  (April 15, 2002)                 $1.5M
              Period 3:
                Payment #5:  (January 15, 2003)               $1.5M
                Payment #6:  (April 15, 2003)                 $1.5M

        7.3.2 In the event Buyer does not fulfill each of its $40M per calendar year commitments with Seller, as calculated from Effective Date No. 6, Buyer will refund the amount of Co-op Funds relative to the percentage of commitment not met, upon Seller's request. Buyer shall take delivery of all Equipment purchased in any period within twelve (12) months of Seller's receipt of Buyer's Purchase Order therefore.

        7.3.3 The total amount of Co-op Funds that Seller shall be obligated to provide under this Agreement shall not exceed a total of three million dollars ($3,000,000) for any designated period. Buyer shall use all Co-op Funds

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              solely for Buyer's marketing and/or advertising wherein Seller's
              Equipment is featured and/or referenced.

        7.3.4 As a condition to Seller providing Buyer with applicable Co-op Funds, as set forth above, Buyer shall provide Seller with the following: (i) payment in full for any invoices issued by Seller for Purchase Orders received and accepted during the applicable period which have become due; (ii) a written, detailed description of Buyer's marketing and/or advertising plan for the period immediately following the period used to calculate such applicable Co-operative Marketing Funds; and (iii) a written request for payment of such previously earned Co-operative Marketing Funds."

    12. Upon receipt by Seller of Buyer's irrevocable Purchase Order(s) for the Equipment comprising the OK-4 and OK-6 1900 MHz and 800 MHz Equipment, as provided at Schedule A to this Amendment No. 6, and upon Seller receiving Buyer's proposal for the use of additional Co-op
        Funds, Seller will pay Buyer an additional two million dollars ($2 million) in Co-op Funds over and above those provided for in Article 11 above, of this Amendment No. 6. Buyer will be required to notify Seller three (3) weeks in advance of the desired payment date.

    13. Except as specifically modified by Amendment Nos. 1 through 5, and this Amendment No. 6, the Agreement in all other respects shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 6 to be signed by their duly authorized representatives and effective as of the date first set forth above.

DOBSON COMMUNICATIONS               NORTEL NETWORKS INC.
CORPORATION
By:                                 By:
   ------------------------------      -----------------------------------------

Name:  G. Edward Evans              Name:  Tonya L. Lowe

Title:  President & COO             Title:  Vice President, Marketing Operations

Date:  6-30-00                      Date:  3/30/00